GRANT THORNTON

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Grant Thornton LLP
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Boards of Directors
Synergy Bank
Synergy, MHC
Synergy Financial Group, Inc.
310 North Avenue East
Cranford, New Jersey 07016

Ladies and Gentlemen:

You have requested our opinion regarding certain New Jersey state tax issues with respect to the Plan of Conversion and Reorganization of Synergy, MHC, and Plans of Merger between Synergy, MHC; Synergy Financial Group, Inc. and Synergy Bank adopted on July 26, 2003 (collectively referred to herein as the "Conversion and Reorganization"). In preparing this letter, we have relied upon the following facts.

Facts

Synergy, MHC ("MHC") is a federal-chartered mutual holding company. MHC does not have stockholders and has no authority to issue capital stock. Instead, MHC is owned by its members. MHC's primary asset is its 56.5% ownership interest in the common stock of Synergy Financial Group, Inc. ("Mid-Tier"). The remaining 43.5% of Mid-Tier's common stock is publicly traded. Mid-Tier has no material business activities other than acting as the holding company of Synergy Bank and holding certain equity securities. Synergy Bank, a federal-chartered stock savings bank, is a wholly owned subsidiary of Mid-Tier. Neither MHC, Mid-Tier nor Interim Bank 3 will transfer any real property in the Conversion and Reorganization.

Mid-Tier and Synergy Bank are calendar year taxpayers and join in filing a consolidated federal income tax return. MHC, also a calendar year taxpayer, files a federal income tax return on a separate company basis. MHC, Mid-Tier and Synergy Bank are respectively subject to and pay the New Jersey Corporation Business Tax. For tax years that began prior to January 1, 2002, Synergy Bank was subject to and paid the New Jersey Savings Institution Tax.

Pursuant to the Conversion and Reorganization the legal and ownership structure of MHC, Mid-Tier and Synergy Bank will change as follows:

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Boards of Directors
Synergy Bank
Synergy, MHC
Synergy Financial Group, Inc.

1. Synergy Bank will form Holding Company, a new New Jersey chartered savings and loan holding company.

2. MHC will convert into an interim federal stock savings bank to be known as Interim Bank No. 1.

3. Mid-Tier will adopt an interim federal stock savings bank charter to be known as Interim Bank No. 2. Interim Bank No. 2 will then merge with and into Synergy Bank ("Merger One"), with Synergy Bank as the surviving entity.

4.       Immediately  following  Merger One,  Interim Bank No. 1,  formerly MHC, will merge with and into Synergy Bank with Synergy Bank as the surviving entity ("Merger Two"). The shares of Mid-Tier Common Stock previously held by MHC (now Interim Bank No. 1) will be canceled. As part of Merger Two, eligible members of MHC who possess equity/ownership interests in the MHC immediately prior to Merger Two will exchange these interests in the MHC for substantially similar interests in a liquidation account to be established by Synergy Bank (referred to herein as "Savings Bank Liquidation Interests").

5. Holding Company will form a new wholly owned first-tier subsidiary with a federal stock savings bank charter ("Interim Bank No. 3").

6. Immediately following Merger Two, Interim Bank No. 3 will merge with and into Synergy Bank, with Synergy Bank as the surviving entity ("Merger Three"). As a result of Merger Three, Bank Stock deemed held by public stockholders will be converted into stock of Holding Company ("Holding Company Stock") based upon the exchange ratio which is designed to ensure that the same public stockholders will own approximately the same percentage of Holding Company Stock as the percentage of Mid-Tier Common Stock owned by them immediately prior to the Conversion and Reorganization before giving effect to (a) cash paid in lieu of fractional shares and (b) any shares of Holding Company Stock purchased by public stockholders in the Holding Company's initial public offering.

7. Simultaneously, with the Conversion and Reorganization, Holding Company will sell its common stock in an initial public offering.

8. The members of MHC possessing Savings Bank Liquidation Interests as a result of Merger Two will continue to maintain such interests upon the completion of Merger Two and Merger Three.

The aforementioned conversions and merger transactions will be regarded as "reorganizations" within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended ("IRC"), and each entity mentioned will be regarded as a "party" ("Party") to the overall reorganization.

Boards of Directors
Synergy Bank
Synergy, MHC
Synergy Financial Group, Inc.

MHC, Mid-Tier and Synergy Bank maintain their respective books and records in accordance with generally accepted accounting principles. The Conversion and Reorganization will not result in the recognition of income under generally accepted accounting principles.

Conclusions

We are of the opinion that:

1. With respect to each Party, the Conversion and Reorganization should not result in the recognition of taxable income or gain for purposes of the New Jersey Corporation Business Tax, and the tax basis of corporate assets transferred in the Conversion and Reorganization should carryover to the successor/surviving corporations.

2. With respect to the transactions necessary to effect the Conversion and Reorganization, described above, New Jersey Sales and Use Taxes should not apply.

Analysis

1.       New Jersey Corporation Business Tax

The New Jersey Corporation Business Tax is imposed on all domestic and foreign corporations that derive receipts from sources within New Jersey or engage in contacts within New Jersey, in addition to those that have or exercise a corporate franchise, do business, employ or own capital or property, or maintain an office in New Jersey. N.J. Rev. Stat.ss.54:10A-2. The term "corporation" is defined as any corporation, joint-stock company or association and any business conducted by a trustee or trustees wherein interest or ownership is evidenced by a certificate of interest or ownership or similar written instrument, any other entity classified as a corporation for federal income tax purposes, and any state or federally chartered building and loan association or savings and loan association. N.J. Rev. Stat.ss.54:10A-4(c). Prior to January 1, 2002, state and federally chartered savings banks, savings and loan associations, and building and loan associations that conducted business in New Jersey were subject to the Savings Institution Tax. See N.J. Rev. Stat.ss.54:10D-2 and 10D-3, prior law.

New Jersey uses federal taxable income as the starting point for the computation of its tax base. N.J. Rev. Stat.ss.54:10A-4(k). Because federal taxable income serves as the measure of entire net income in almost all cases, only those modifications to federal taxable income specifically allowed by statute may be made. There is no provision of New Jersey law that modifies the federal recognition or nonrecognition rules applicable to reorganizations. Accordingly, the gain or loss recognized on a reorganization for New Jersey corporation business tax purposes should be the same as the gain or loss recognized for federal tax purposes.

For Corporation Business Tax purposes, a net operating loss may only be carried over by the actual corporation that sustained the loss. N.J. Rev. Stat. 54:10A-4.5; N.J. Admin Code 18:7-5.13; Richard's Auto City, Inc. v. Director,
                                          --------------------------------------
Division of  Taxation,  140 NJ 523,  659 A2d 1360 (June 21,  1995).  Thus, a net
---------------------
operating loss generated by a corporation, which merges into a surviving corporation, will be lost. The New Jersey Division of Tax has informally indicated that

Boards of Directors
Synergy Bank
Synergy, MHC
Synergy Financial Group, Inc.

this treatment will also apply to reorganizations classified as changes in identity, form, or place of organization under IRCss.368(a)(1)(F).

2.       New Jersey Sales and Use Taxes

The New Jersey Sales Tax is imposed on receipts from retail sales of tangible personal property and sales of enumerated services. N.J. Rev. Stat.ss.54:32B-3. For Sales Tax purposes, "retail sale" is defined as a sale of tangible personal property to any person for any purpose other than for resale or for use in performing certain taxable services. N.J. Rev. Stat.ss.54:32B-2(e)(1). The term "sale" is defined as any transfer of title or possession, or both, exchange or barter, rental, lease or license to use or consume, conditional or otherwise, for a consideration. N.J. Rev. Stat.ss.54:32B-2(f).

Under the New Jersey Sales Tax regime, certain transactions are excluded from the definition of retail sale, and are therefore not subject to tax. Two such exclusions apply to the Conversion and Reorganization. First, the transfer of tangible personal property to a corporation, solely in consideration for the issuance of its stock, pursuant to a merger or consolidation effected under the laws of New Jersey or any other jurisdiction is not a retail sale. N.J. Rev. Stat.ss.54:32B-2(e)(4)(B). Second, the term retail sale does not include the transfer of property to a corporation upon its organization in consideration for the issuance of its stock. N.J. Rev. Stat.ss.54:32B-2(e)(4)(E).

The New Jersey Use Tax is incurred when taxable goods or services are purchased for use in New Jersey but sales tax has not been collected, or was collected at a rate less than the New Jersey Sales Tax rate. N.J Rev. Stat.ss.54:32B-6. Property or services the sales of which are exempt from Sales Tax are also exempt for Use Tax. N.J Rev. Stat.ss.54:32B-11(3).

Based on the foregoing, New Jersey Sales and Use Taxes should not apply to the corporate formations, conversions and merger transactions described above.


                                    * * * * *

The conclusions in this letter are based upon the facts set forth above. We have relied upon the accuracy of these facts and have not independently verified any of them. If the actual facts are otherwise, our conclusions might be different. Further, the conclusions are based upon the law, regulations and interpretations existing as of the date of this letter and no obligation is undertaken to update the conclusions should the law, regulations or interpretations subsequently change. Our conclusions are based upon our interpretations of the relevant authorities, they are not binding on any tax authority and we do not guarantee the New Jersey Division of Taxation or the courts will reach the same conclusions. Finally, our analysis is not intended as a discussion of the tax law beyond that which is essential to reach the conclusions set out herein with respect to the facts set out herein. Exceptions, alternatives and contrary rules may apply to alternative facts.

Boards of Directors
Synergy Bank
Synergy, MHC
Synergy Financial Group, Inc.

This letter is intended for the use of Synergy Bank; Synergy, MHC; Synergy Financial Group, Inc. and the professional advisors of each and is not intended for distribution to other persons. No obligation is assumed with respect to any other persons for the conclusions set forth in this letter. Other persons interested in the subject matter should consult with their own tax advisors.

We consent to the filing of this opinion as an exhibit to the registration statement filed with regard to the transactions described herein and the related applications for conversion and merger.

We appreciate being chosen to prepare this letter. If you have any questions or comments regarding the information contained herein, please contact Glenn James at (215) 656-3055.

Very truly yours,


/s/Grant Thornton LLP


September 15, 2003
Philadelphia